EVEREST RE GROUP, LTD.
                        COMPUTATION OF EARNINGS PER SHARE
              For The Three Months and Nine Months Ended September
                                30, 2000 and 1999
                             (Dollars in thousands)

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                                    Three Months Ended           Nine Months Ended
                                       September 30,               September 30,
                                 -------------------------   -------------------------
                                     2000          1999          2000          1999
                                 -------------------------   -------------------------

Net Income (Numerator)           $    47,687   $    39,209   $   134,974   $   118,516
                                 ===========   ===========   ===========   ===========

Weighted average common
 and effect of dilutive
 shares used in the
 computation of net
 income per share:
 Average shares outstanding
  - basic (denominator)           45,834,124    48,617,621    45,847,575    49,028,737
  Effect of dilutive shares:
    Options outstanding              572,745       178,395       330,759       206,457
    Options exercised                  6,680           297         2,300           105
    Options cancelled                     -             -            524           322
                                 -----------   -----------   -----------   -----------
 Average share outstanding
  - diluted (denominator)         46,413,549    48,796,313    46,181,158    49,235,621


Net Income per common share:
     Basic                       $      1.04   $      0.81   $      2.94   $      2.42
     Diluted                            1.03          0.80          2.92          2.41

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